EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated December 12, 2000, relating to the consolidated financial statements of Hemagen Diagnostics, Inc. (the “Company”) appearing in Company’s Annual Report on Form 10-KSB for the fiscal year ended September 30, 2000.

/s/ BDO Seidman, LLP BDO Seidman, LLP

Washington, D.C.
March 7, 2001